Exhibit 10.3

This agreement is subject to the terms of the Subordination Agreement (as defined herein).  New
World Restaurant Group, Inc. shall furnish a copy of such Subordination Agreement to any lender hereunder upon written request and without charge.

$25,000,000

CREDIT AGREEMENT

among

NEW WORLD RESTAURANT GROUP, INC.,

as Borrower,

GREENLIGHT CAPITAL, L.P.

GREENLIGHT CAPITAL QUALIFIED, L.P.

and

The Other Lenders

from Time to Time Parties Hereto,

Dated as of January 26, 2006

i

5.2	Conditions to the Borrowing Date	30

SECTION 6. AFFIRMATIVE COVENANTS		31
6.1	Financial Statements	31
6.2	Certificates; Other Information	32
6.3	Payment of Obligations	32
6.4	Maintenance of Existence; Compliance	33
6.5	Maintenance of Property; Insurance	33
6.6	Notices	33
6.7	Environmental Laws	34
6.8	Further Assurances	34

SECTION 7. NEGATIVE COVENANTS		34
7.1	Consolidated Leverage Ratio.	34
7.2	Indebtedness	35
7.3	Liens	36
7.4	Fundamental Changes	38
7.5	Disposition of Property	38
7.6	Restricted Payments	39
7.7	Investments	39
7.8	Optional Payments and Modifications of Certain Debt Instruments	40
7.9	Transactions with Affiliates	41
7.10	Sale and Leasebacks.	41
7.11	Hedge Agreements	41
7.12	Changes in Fiscal Periods	41
7.13	Negative Pledge Clauses	41
7.14	Clauses Restricting Subsidiary Distributions	41
7.15	Lines of Business	42
7.16	Amendments, Modifications and Supplements to the First Lien Documents and the Second Lien Document	42
7.17	Inactive Subsidiaries	42

SECTION 8. EVENTS OF DEFAULT		42
8.1	Events of Default	42
8.2	Application of Funds	45
8.3	Several Obligations; No Liability	45

SECTION 9. MISCELLANEOUS		45
9.1	Amendments and Waivers.	45
9.2	Notices.	46
9.3	No Waiver; Cumulative Remedies	47
9.4	Survival of Representations and Warranties	47
9.5	Payment of Expenses and Taxes	48
9.6	Successors and Assigns; Participations and Assignments	49
9.7	Adjustments; Set off	50
9.8	Counterparts; Electronic Execution	50
9.9	Severability	51
9.10	Integration	51
9.11	GOVERNING LAW	51
9.12	Submission To Jurisdiction; Waivers	51

9.13	Acknowledgments	51
9.14	Confidentiality	52
9.15	WAIVERS OF JURY TRIAL	52
9.16	Revival and Reinstatement of Obligations	53

ANNEX:

1	Loan Commitments

SCHEDULES:

4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.20	Inactive Subsidiaries
4.22	Insurance
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee Agreement
E	Form of Exemption Certificate
F	Form of Term Note
G	Form of Secretary Certificate
H	Form of Legal Opinion of Holme Roberts & Owen LLP
I	Form of Solvency Certificate

CREDIT AGREEMENT, dated as of January 26, 2006, among NEW WORLD RESTAURANT GROUP, INC., a Delaware corporation (the “Borrower”), GREENLIGHT CAPITAL, L.P., GREENLIGHT CAPITAL QUALIFIED, L.P., and any other lenders from time to time parties to this Agreement (the “Lenders”, together with the Borrower, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to refinance (the “Refinancing”) its (a) 13% Senior Notes due 2008 (the “Senior Notes”) in the aggregate principal amount of approximately $160,000,000 and (b) credit facilities available under the Existing Credit Facility;

WHEREAS, the Borrower has requested that the Lenders make available a $25,000,000 (less original issue discount) term loan described in this Agreement in order to finance the Refinancing and to pay fees and expenses related to the Refinancing and to provide for the working capital needs of Borrower; and

WHEREAS, the Lenders are willing to make such term loan available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the Parties hereby agree as follows:

SECTION 1.

DEFINITIONS

1.1                   Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition” shall mean as to any Person, (a) the acquisition of all of the Capital Stock of another Person, (b) the acquisition of all or substantially all of the assets of any other Person or (c) the acquisition of all or substantially all of the assets constituting a business line or division of any other Person.

“Addendum” shall mean an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the date of the Assignment and Assumption Agreement.

“Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall mean this Credit Agreement.

“Approved Fund” means a CLO and with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“Asset Sale” shall mean any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by paragraphs (a), (b), (c), (d), (e) and (h) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee” shall have the meaning defined in Section 9.6(b).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit B.

“Benefited Lender” shall have the meaning given such term in Section 9.7.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning defined in the preamble to this Agreement.

“Borrowing Date” shall mean the first date occurring on or after February 28, 2006 on which all the conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied and that a Borrowing Notice shall have been delivered by the Borrower two days prior; provided that such date shall occur no later than 40 days after the Closing Date.

“Business” shall have the meaning defined in Section 4.17(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures” shall mean for any period, with respect to any Person, without duplication, (i) the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements) during such period, in each case, that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries and (ii) Capital Lease Obligations incurred by such Person and its Subsidiaries during such period, provided that (a) the cost of any Investment permitted under Section 7.7(j) shall not constitute a Capital Expenditure by the Borrower or any of its Subsidiaries and (b) Capital Expenditures funded with Reinvestment Deferred Amounts shall not be deemed to be Capital Expenditures.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralized Surety Bonds” shall mean Indebtedness of the Borrower and its Subsidiaries in respect of surety bonds permitted under Section 7.2(j)(A) to the extent such Indebtedness is cash collateralized with cash or Cash Equivalents subject to a Lien in favor of the holders of such Indebtedness.

“Cash Component Interest” shall have the meaning assigned to it in the definition of Interest Rate.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one calendar year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Coke Beverage Marketing Agreement” shall mean that certain Beverage Marketing Agreement, dated as of December 30, 2004, among the Borrower, The Coca-Cola Company and Odwalla Inc., as amended from time to time.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code (and, solely for purposes of Section 412 of the Code, under Section 414(m), (n), and (o) of the Code).

“Compliance Certificate” shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans, the Second Lien Loans and the First Lien Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or extraordinary losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the employees of the Borrower, (g) reasonable legal, accounting, financing, consulting, advisory and out-of-pocket fees and expenses incurred in connection with the initial consummation of permitted incurrences of Indebtedness by the Borrower or any of its Subsidiaries after the date hereof under Sections 7.2(a), 7.2(b), 7.2(f), 7.2(k) or 7.2(l), issuances of Capital Stock of the Borrower, permitted Dispositions under Sections 7.5(f), 7.5(g) or 7.5(i) and permitted Investments under Section 7.7(j), (h) fees and expenses related to store closures incurred during the first three fiscal years ending after the Initial Borrowing Date and not exceeding $1,000,000 per fiscal year, (i) non-cash charges related to changes in the exposure of the Borrower and its Subsidiaries under Hedge Agreements, (j) reorganization costs, expenses or charges recorded during the fiscal year ended December 31, 2005 not exceeding $1,600,000 in the aggregate (with such amounts to be added back in the quarter (and any four quarter period which includes such quarter) during which the cost, expense or charge was recorded and only the amount recorded during such quarter), (k) cash expenses related to the “Ruskin Moscou Faltischek, P.C. v. New World Restaurant Group, Inc.” litigation in an aggregate amount not to exceed $500,000 (with such expenses to be added back in the quarter (and any four quarter period which includes such quarter) during which such expense is recorded and only the amount recorded during such quarter) and (l) any other non-cash charges, non-cash expenses or non-cash losses of the

Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (l) above), all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,500,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $2,500,000.

“Consolidated Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements have been delivered.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, provided, that this clause (b) shall not apply to customary surplus requirements under applicable law related to the payment of dividends.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries as set forth on a consolidated balance sheet of the Borrower at such date in accordance with GAAP, determined on a consolidated basis in accordance with GAAP, excluding (i) the Excluded Items and (ii) items that appear solely in the footnotes thereto.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Cross Acceleration” shall have the meaning given such term in Section 8.1(e) hereof.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Cash Component Interest” shall have the meaning assigned to it in the definition of Default Rate.

“Defaulting Lender” shall have the meaning assigned to such term in Section 3.8 hereof.

“Default Rate” shall mean 15.75% per annum, of which 7.5% per annum shall be payable in cash on the relevant Interest Payment Date (the “Default Cash Component Interest”), and 8.25% per annum shall be capitalized by adding such amount to the outstanding principal balance on the relevant Interest Payment Date (the “Default PIK Component Interest”).

“Default PIK Component Interest” shall have the meaning assigned to it in the definition of Default Rate.

“Disposition” shall mean, with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Items” shall mean, collectively, (i) the Series Z Preferred, (ii) the NJEDA Debt, (iii) the Indebtedness under the Coke Beverage Marketing Agreement and (iv) Cash Collateralized Surety Bonds, provided, that (x) the NJEDA Debt shall constitute an Excluded Item only to the extent cash reserves are maintained exclusively for the purpose of repaying the NJEDA Debt at its maturity and (y) the Coke Beverage Marketing Agreement shall only constitute an Excluded Item to the extent a default shall not have occurred and be continuing thereunder which permits The Coca-Cola Company to terminate such agreement (after giving effect to any applicable cure periods) and to cause the “Advance” or similar advances thereunder to become due and payable unless the parties to the Coke Beverage Marketing Agreement are negotiating in good faith to resolve such default in accordance with the dispute resolution provisions in such agreement (in which case the Coke Beverage Marketing Agreement shall remain an Excluded Item until the parties are no longer engaged in such negotiations in accordance with such provisions).

“Existing Credit Facility” shall mean that certain the Loan and Security Agreement, dated as of July 8, 2003, among the Borrower, Manhattan Bagel Company, Inc., Chesapeake Bagel Franchise Corp., Willoughby’s Incorporated, Einstein and Noah Corp., Einstein/Noah Bagel Partners, Inc. and I. & J. Bagel, Inc., as borrowers, the financial institutions party thereto and AmSouth Capital Corp., as administrative agent, as amended, modified and restated.

“First Lien Credit Agreement” shall mean that certain Credit Agreement, dated the date hereof, by and between Borrower, Wells Fargo Foothill, Inc. and the lenders party thereto.

“First Lien Documents” shall have the same meaning as Loan Documents as defined in the First Lien Credit Agreement.

“First Lien Loans” shall mean the loans made under the First Lien Credit Agreement.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office” shall mean the office of each Lender specified in Section 9.2 or such other office as may be specified from time to time by each Lender as its funding office by written notice to the Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” shall mean the collective reference to the Borrower and its Subsidiaries.

“Guarantee Agreement” shall mean the Guarantee Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D.

“Guarantee Obligation” shall mean, as to any Person (the “Guaranteeing Person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “Primary Obligations”) of any other third Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteeing Person” shall have the meaning assigned to it in the definition of Guarantee Obligation.

“Hedge Agreements” shall have the meaning given to it in the Intercreditor Agreement.

“Inactive Subsidiary” shall mean the Subsidiaries listed on Schedule 4.20, attached hereto.

Indebtedness” shall mean, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not outstanding after the later of (i) 60 days after the invoice date or (ii) 30 days after payment is due), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) for the purpose of Section 7.2 and the definition of Replacement Equity only, the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Sections 7.2 and 8.1(e) only, all obligations of such Person in respect of Hedge Agreements and (k) other than with respect to Section 8.1(e) only, all obligations under the Coke Beverage Marketing Agreement or other similar agreements to the extent such obligations constitute “take-or-pay” arrangements, provided, that for the purposes of this definition, the “principal amount” of the obligations of such Person in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee” shall have the meaning given such term in Section 9.5.

“Indemnified Liabilities” shall have the meaning given such term in Section 9.5.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement to be executed and delivered by the Borrower, each Subsidiary Guarantor, the Administrative Agent (as defined in the First Lien Credit Agreement) and the Administrative Agent (as defined in the Second Lien Credit Agreement) dated the date hereof.

“Interest Payment Date” shall mean the last day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date of such Loan.

“Interest Rate” shall mean 13.75% per annum, of which 6.5% per annum shall be payable in cash on the relevant Interest Payment Date (the “Cash Component Interest”), and 7.25% per annum shall be capitalized by adding such amount to the outstanding principal balance on the relevant Interest Payment Date (the “PIK Component Interest”).

“Investments” shall have the meaning defined in Section 7.7.

“Lenders” shall have the meaning defined in the preamble hereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” (a) before the Borrowing Date, shall mean any loan or extension of credit by any Lender to the Borrower under Section 2.1 in the form of a term loan, and (b) after the Borrowing Date, shall mean the Outstanding Amount.

“Loan Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Loan Commitment” under such Lender’s name on Annex 1, attached hereto.  The aggregate amount of all such Loan Commitments is $24,375,000.

“Loan Commitment Period” shall mean the period from and including the Closing Date to and including the Borrowing Date.

“Loan Documents” shall mean this Agreement, the Guarantee Agreement and the Notes.

“Loan Parties” shall mean each Group Member that is a party to a Loan Document.

“Material Acquisition” shall have the meaning assigned to it in the definition of Consolidated EBITDA.

“Material Adverse Effect” shall mean a material adverse effect on (a) as of the Borrowing Date, the Refinancing, (b) the business, assets, property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lenders hereunder or thereunder.

“Material Disposition” shall have the meaning assigned to it in the definition of Consolidated EBITDA.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the earlier of (i) February 28, 2013 and (ii) the date the Loans are accelerated under the terms of this Agreement.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by any Group Member in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, other consultants’ fees, investment banking or brokerage fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of reserve amounts established by the Borrower or any Subsidiary for liabilities reasonably anticipated in connection with such Asset Sale or Recovery Event so long as such reserve amounts are comprised of segregated cash or Cash Equivalents and will constitute Net Cash Proceeds to the extent such reserve amounts are no longer required to be maintained and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received by any Group Member from such issuance, contribution or incurrence, net of attorneys’ fees, other consultants’ fees, investment banking or brokerage fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“NJEDA Debt” shall mean the New Jersey Economic Development Authority Notes in a principal amount (including accrued interest) not to exceed $1,268,000.

“Non-Excluded Taxes” shall have the meaning defined in Section 3.6(a).

“Non-U.S. Lender” shall have the meaning defined in Section 3.6(d).

“Notes” shall mean the collective reference to any promissory note evidencing Loans.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to the Loans on any date, $25,000,000 less any prepayments or repayments of the Loans that have been made on or prior to such date plus any accrued and unpaid PIK Component Interest plus any other amounts due hereunder.

“Parties” shall have the meaning ascribed to it in the preamble of this agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Investors” shall reference to the Sponsor.

“Permitted Refinancing Indebtedness” shall mean Indebtedness of any Group Member which satisfies each of the following conditions:  (i) (A) to the extent that the Net Cash Proceeds of such Indebtedness are used to refinance or prepay the First Lien Loans (or any other Indebtedness used to refinance or prepay the First Lien Loans), the terms of such Permitted Refinancing Indebtedness do not prohibit the Borrower from complying with its obligations under Sections 3.2 and 3.3, other than any such prohibitions under the terms of the Subordination Agreement, as may be amended from time to time (including any replacement subordination agreement, with substantially similar or lesser prohibitions relating to the ability of the Borrower to comply with Sections 3.2 or 3.3, that is executed by the Lenders) and (B) to the extent that the Net Cash Proceeds of such Indebtedness are used to refinance or prepay the Second Lien Loans (or any other Indebtedness used to refinance or prepay the Second Lien Loans), the terms of such Permitted Refinancing Indebtedness do not prohibit the Borrower from complying with its obligations under Sections 3.2 and 3.3, other than any such prohibitions under the terms of the Subordination Agreement, as may be amended from time to time (including any replacement subordination agreement, with substantially similar or lesser prohibitions relating to the ability of the Borrower to comply with Sections 3.2 or 3.3, that is executed by the Lenders); (ii) no Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness; (iii) the Lenders shall have each received a copy of all the documents relating to such Indebtedness at least five days prior to the funding of any such Indebtedness; (iv) other than in the case of the First Lien Loans and the Second Lien Loans and any Permitted Refinancing Indebtedness in respect thereof, the terms and conditions of any such Indebtedness shall not be materially more restrictive taken as a whole to the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced as determined in good faith by the Borrower; (v) other than in the case of the First Lien Loans and the Second Lien Loans and any Permitted Refinancing Indebtedness in respect thereof, such Indebtedness shall not have a stated final maturity before the maturity date of the Indebtedness being refinanced thereby and shall not be subject to any amortization or required repurchase or redemption obligations on or prior to such date; (vi) the Net Cash Proceeds of such Indebtedness are concurrently applied to the prepayment of the Indebtedness to be refinanced with such Net Cash Proceeds; and (vii) the Lenders shall have received a certificate of a Responsible Officer certifying compliance with the conditions set forth in this definition (and attaching reasonable detailed supporting calculations and other information reasonably required by the Required Lenders).

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Component Interest” shall have the meaning given to it in the definition of Interest Rate.

“Plan” shall mean, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Primary Obligations” shall have the meaning given it in the definition of Guarantee Obligation.

“Primary Obligor” shall have the meaning given it in the definition of Guarantee Obligation.

“Pro Forma Balance Sheet” shall have the meaning defined in Section 4.1.

“Properties” shall have the meaning defined in Section4.17(a).

“Property” shall mean, as to any Person, any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock of any Subsidiary of such Person but excluding any Capital Stock of such Person.

“Public Filings” shall mean the Borrower’s most recent filings on forms 10 K and 10 Q with the SEC since the Closing Date.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member that yields gross proceeds to any Group Member in excess of $500,000.

“Reference Period” shall have the meaning given it in the definition of Guarantee Obligation.

“Refinancing” shall have the meaning defined in the recitals to this Agreement.

“Register” shall have the meaning defined in Section 3.9(a).

“Regulation U” shall mean Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the First Lien Loans, the Second Lien Loans or the Loans, as applicable, or reduce the Revolving Commitments (as defined in the First Lien Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof).

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or through a Subsidiary) intends and expects to use all or a specified portion of the Net Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount, provided that to the extent the Borrower or any of its Subsidiaries has entered a binding agreement within six months after such Reinvestment Event has occurred to acquire or repair fixed or capital assets useful in the Borrower’s business, the six month period in clause (a) shall be extended for an additional period of six months (or, if earlier, the expiration or termination of such binding agreement).

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Equity” shall mean the collective reference to any Capital Stock issued by the Borrower after the Closing Date, the Net Cash Proceeds of which are used substantially concurrently, after giving effect to any required notice of redemption, to redeem all or a portion of the outstanding Series Z Preferred so long as such Capital Stock consists of either:  (a) preferred stock of the Borrower (not constituting Indebtedness), the terms of which are (i) no less favorable to the Lenders, taken as a whole, than the Series Z Preferred and, in any event, the terms of which do not require cash payment of dividends or mandatory redemption or repurchase thereof prior to the date that is seven years and six months after the Closing Date, or (ii) otherwise reasonably satisfactory to the Lenders or (b) common stock of the Borrower.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” shall mean, at any time, the holders of more than 50% of (a) until the Borrowing Date, the Loan Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments” shall have the meaning defined in Section 7.6.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement, dated as of the date hereof, among the Borrower, the several banks and other financial institutions from time to time parties thereto, and Bear Stearns Corporate Lending, Inc., as administrative agent.

“Second Lien Loans” shall mean the term loans made under the Second Lien Credit Agreement.

“Second Lien Documents” shall have the meaning of the Loan Documents as that term is defined in the Second Lien Credit Agreement.

“Secured Parties” shall have the meaning defined in the Guarantee Agreement.

“Senior Loan Default” means a Default, as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Senior Loan Event of Default” means an Event of Default, as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement

“Senior Notes” shall have the meaning defined in the recitals hereto.

“Series Z Preferred” shall mean the 57,000 shares of Series Z Preferred Stock issued by the Borrower, par value $0.001 per share.

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” shall mean, when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person will, as of such date, exceed the amount of all debts of such Person, contingent or otherwise”, as of such date, (b) the fair value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“S&P” shall have the meaning assigned to it in the definition of Cash Equivalents.

“Sponsor” shall mean Greenlight Capital, Inc. and its Control Investment Affiliates.

“Subordination Agreement” shall mean that certain Subordination Agreement, dated the date hereof, by and among the Lenders hereto and Wells Fargo Foothill, Inc. as administrative agent for the lenders party to the First Lien Credit Agreement and Bear Stearns Corporate Lending Inc. as administrative agent for the lenders party to the Second Lien Credit Agreement.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, but only if, in the case of this clause (b), such entity is treated as a consolidated subsidiary under GAAP.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.  Inactive Subsidiaries shall not be “Subsidiaries” of the Borrower for purposes of Section 4 (other than Section 4.20), Section 6 or Section 7 (other than Section 7.17).

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower other than any Foreign Subsidiary or any Inactive Subsidiary.

“United States” shall mean the United States of America.

“Updated Projections” shall mean the updated projections delivered by the Borrower to the Lenders in November 2005 in connection with this Agreement.

“Voidable Transfer” shall have the meaning assigned to it in Section 9.16.

“Wholly Owned Subsidiary” shall mean, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law or shares held by nominees as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” shall mean any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2                   Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” (when used in the lower case) shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Lenders that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if any Lender notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f)            References herein to fiscal periods ending on March 31, June 30, September 30 or December 31 during any fiscal year of the Borrower, shall mean the applicable fiscal period of the Borrower ending on or about such date.

SECTION 2.

AMOUNT AND TERMS OF TERM COMMITMENTS

2.1                   Term Commitments.  Subject to the terms and conditions hereof, each Lender severally but not jointly agrees to make a term loan (a “Loan”) to the Borrower on the Borrowing Date in an amount equal to such Lender’s Loan Commitment as of the Closing Date, provided that at the end of the last day of the Loan Commitment Period, the Loan Commitment of each Lender, if any, shall automatically be reduced to zero.  The Loans shall be made in a single drawing and shall be made on the Borrowing Date.

2.2                   Procedure for Loan Borrowing.  The Borrower has informed the Lenders that, in connection with the consummation of the Refinancing, it will require that the Loans be made available to it prior to 10 A.M., New York City time, on the Borrowing Date.  The Borrower shall notify the Lenders of the anticipated Borrowing Date at least two Business Days prior to the occurrence thereof and shall give them a notice specifying the amount of the Loans to be borrowed.  In the event that, on the second Business Day following the date of delivery of the notice of borrowing, the conditions set forth in Section 5.2 are satisfied, each Lender shall make available to the Borrower the amounts of their respective Loan Commitments in immediately available funds on the Borrowing Date in accordance with the irrevocable instructions provided by the Borrower in connection with its notice of borrowing.

SECTION 3.

GENERAL PROVISIONS APPLICABLE
TO LOANS

3.1                   Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to each of the Lenders no later than 11:00 A.M., New York City time, three Business Days prior thereto, which notice shall specify the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of the Outstanding Amount shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

3.2                   Mandatory Prepayments and Commitment Reductions.

(a)           If (i) any common stock shall be issued by the Borrower and (ii) (A) the Consolidated Leverage Ratio at such time and after giving effect thereto is equal to or less than 3.25 to 1.00 and (B) no Event of Default under this Agreement, Senior Loan Default or Senior Loan Event of Default shall have occurred and be continuing or would result therefrom, the Net Cash Proceeds thereof shall be applied on the date of receipt of such Net Cash Proceeds toward the prepayment of the Loans with each such prepayment being accompanied by accrued interest to the date of such prepayment on the amount prepaid; provided, that, if a Senior Loan Default exists at the time Net Cash Proceeds are received by the Borrower, but such Senior Loan Default is cured before it becomes an Event of Default under the First Lien Credit Agreement or the

Second Lien Credit Agreement, as the case may be, such Senior Loan Default shall not operate to prohibit the application of such Net Cash Proceeds as contemplated by this Section 3.2(a) once such Senior Loan Default has been cured; provided, further, that such Net Cash Proceeds shall be deposited and maintained in a segregated account with the Lenders during such grace period.

(b)           At any time after the payment in full of the First Lien Loans and Second Lien Loans and any Permitted Refinancing Indebtedness in respect thereof, any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event; then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans, with each such prepayment being accompanied by accrued interest to the date of such prepayment on the amount prepaid.

3.3                   Interest Rates and Payment Dates.

(a)           The Loans shall bear interest, and the Borrower agrees to pay interest on the Loans, at a rate equal to the Interest Rate, except upon the occurrence and continuation of an Event of Default under Section 8.1(a), then the Loans will bear interest at the Default Rate.

(b)           The Cash Component Interest and the Default Cash Component Interest, as applicable, on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  PIK Component Interest and Default PIK Component Interest, as applicable, shall be calculated on each Interest Payment Date and shall be capitalized by adding it to the outstanding principal amount of the Loans on such Interest Payment Date.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)           The outstanding principal amount of the Loans together with all other Outstanding Amounts, including all accrued and unpaid interest, shall be due and payable, and paid by the Borrower, on the Maturity Date, provided that, if the Borrower has not, on or prior to June 29, 2009, either (i) extended the mandatory redemption date of the Series Z Preferred to a date that is on or after the date that is seven years and six months after the Closing Date or (ii) redeemed all the outstanding Series Z Preferred with the proceeds of an issuance of Replacement Equity, the Borrower shall repay the remaining outstanding balance of the Loans on June 29, 2009, provided, that in the event that the mandatory redemption date of the Series Z Preferred is extended after the date hereof, then the reference to June 29, 2009 shall be deemed to be a reference to the date which is one day prior to the then effective mandatory redemption date of the Series Z Preferred (it being understood, for the avoidance of doubt, that, for purposes of this proviso, any extension of the scheduled redemption date of the Series Z Preferred must be effective and not subject to any conditions (which have not been satisfied) or acceleration provisions).

3.4                   Computation of Interest and Fees.  All computations of interest for the Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, bear interest for one day.  Each determination by the Required Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.5                   Pro Rata Treatment and Payments.

(a)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  Amounts prepaid on account of the Loans may not be reborrowed.

(b)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lenders, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

3.6                   Taxes.

(a)           All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Lender hereunder, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section 3.6 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lenders for their own account, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental taxes, interest or penalties that may become payable by any Lender as a result of any such failure.

(d)                   Each Lender (or Assignee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower (or, in the case of a Assignee, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Assignee, on or before the date such Assignee purchases the related participation).  In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph (d), a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph (d) that such Non U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)            The agreements in this Section 3.6 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.7                   Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.6(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that no such designation shall be required unless such designation can be made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.7 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.6(a).

3.8                   Replacement of Lenders     .  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.6(a) or (b) defaults in its obligation to make Loans hereunder (a “Defaulting Lender”), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have failed to take the actions required to be taken by such Lender under Section 3.7 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.6(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Required Lenders, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.6(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower or any Lender shall have against the replaced Lender.

3.9                   Evidence of Debt.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement (each a “Register”).

(b)           Each Lender shall record (i) the amount of each Loan made hereunder and any Note evidencing such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Lender hereunder from the Borrower in its respective Register.

(c)           The entries made in each Register maintained pursuant to Section 3.9(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Borrower agrees that, upon the request by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the forms of Exhibit F with appropriate insertions as to date and principal amount.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Lender that:

4.1                   Financial Condition.

(a)           The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing (ii) the consummation of the borrowings under the First Lien Loans and the Second Lien Loans, (iii) the Loans to be made on the Borrowing Date and the use of proceeds thereof and (iv) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared in good faith and was based upon assumptions which, in light of the circumstances under which they were made, were believed by the Borrower in good faith to be reasonable (it being understood that projections by their nature are inherently uncertain, actual results may differ from projections and such differences may be material) and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries at its fiscal quarter ending September 30, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)           The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2003 and December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2004, reported on by and accompanied by the report from Grant Thornton LLP, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at its fiscal quarter ending September 30, 2005, and the related unaudited consolidated (i) statements of operations and cash flows for the three-month and year-to-date periods ended on such date and (ii) the statement of stockholders’ equity for the year-to-date period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal-year end audit adjustments and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements referred to in this paragraph (b).  During the period from December 31, 2004 to and including the date hereof there has been no Disposition by the Borrower and its Subsidiaries of any material part of its business or property.

4.2                   No Change.  Since December 31, 2004, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3                   Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except, individually or in the aggregate, where the failure to be so qualified or in good standing could reasonably not be expected to have, a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                   Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect.  Each Loan Document has been (or on the Borrowing Date will be) duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                   No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, in each case in accordance with the terms hereof, will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

4.6                   Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the Refinancing or any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7                   No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8                   Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property and good title to, or a valid leasehold interest in, all its other property, except to the extent failure to have such title in fee simple to, or a valid leasehold interest in, such property could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9                   Intellectual Property.  Each Group Member owns, or is licensed to use or is otherwise lawfully permitted to use, all material Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and to the knowledge of the Borrower the use of such Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10                 Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be or to the extent the failure to file or pay could not reasonably be expected to have a Material Adverse Effect); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11                 Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender, the Borrower will furnish to each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

4.12                 Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                 ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied that would reasonably be expected to have a Material Adverse Effect and neither the Borrower nor any Commonly Controlled Entity would become subject to any withdrawal liability under ERISA that would reasonably be expected to have a Material Adverse Effect if the Borrower or any such Commonly Controlled Entity were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

4.14                 Investment Company Act; Other Regulations.  No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15                 Subsidiaries.  Except as disclosed to the Lenders by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

4.16                 Use of Proceeds.  The proceeds of the Loans shall be used (i) to finance the Refinancing and to pay related fees and expenses and (ii) for general corporate purposes.

4.17                 Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)           no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)            the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)           no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18                 Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement (other than projections) furnished by or on behalf of any Loan Party to the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole in light of the circumstances under which it was provided, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The Updated Projections were prepared based upon good faith estimates and assumptions that, in light of the circumstances under which they were made, were believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19                 Solvency.  Each Loan Party is, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.

4.20                 Inactive Subsidiaries.  No Inactive Subsidiary is (a) engaged in any active business or (b) except as disclosed on Schedule 4.20 owns any property or assets or has incurred, directly or indirectly, liabilities or obligations in excess of $100,000 in the aggregate.

4.21                 Material Contracts.  All material contracts required to be filed by the Borrower in connection with the Public Filings under applicable Requirements of Law have been filed.

4.22                 Insurance.  Schedule 4.22 lists the insurance maintained by the Borrower and the Subsidiary Guarantors as of the Closing Date.

SECTION 5.

CONDITIONS PRECEDENT

5.1                   Conditions to the Closing Date.  The occurrence of the Closing Date and the effectiveness of this Agreement are subject to the satisfaction of the following conditions precedent:

(a)           Credit Agreement.  The Lenders shall have received this Agreement, executed and delivered by the Borrower as of the Closing Date.

(b)           First Lien Credit Agreement and Second Lien Credit Agreement. The Lenders shall have received satisfactory evidence that the First Lien Credit Agreement, the Second Lien Credit Agreement and all related agreements thereto shall have been duly executed and delivered by all parties thereto and that the Closing Date has occurred thereunder (such satisfaction to be evidenced by the Lenders’ execution of this Agreement).

(c)           The Senior Notes.  The Lenders shall have received satisfactory evidence that the Borrower shall have issued on or prior to the Closing Date an irrevocable instruction to the trustee for the Senior Notes directing the trustee to issue an irrevocable notice to the holders of the Senior Notes redeeming the outstanding principal amount of such Senior Notes.

(d)           Capital Structure.  The capital and ownership structure of the Borrower and its Subsidiaries shall be reasonably satisfactory to the Lenders after giving effect to the Refinancing (such satisfaction to be evidenced by the Lenders’ execution of this Agreement).

(e)           Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received the financial statements described in Section 4.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements or projections most recently delivered by the Borrower to the Lenders (such receipt and judgment to be evidenced by each Lender’s execution of this Agreement).

(f)            Approvals.  All material governmental and third party approvals necessary in connection with the Refinancing, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(g)           Lien Searches.  The Lenders shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such lien search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or to be discharged on or prior to the Borrowing Date pursuant to documentation satisfactory to the Lenders (such satisfaction to be evidenced by the Lenders’ execution of this Agreement).

(h)           Closing and Secretary Certificates.  The Lenders shall have received (i) (A) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party (which will include, where applicable, the certificate of designation for the Series Z Preferred) that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (B) a long form good standing certificate for each Loan Party from its jurisdiction of organization and (ii) a certificate of the Borrower certifying that (i) the conditions precedent set forth in Section 5.1 of the Credit Agreement have been satisfied or waived as of the Closing Date (as defined in the First Lien Credit Agreement), (ii) no Default or Event of Default has occurred and is continuing as of the date thereof, and (iii) the representations and warranties of the Borrower set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Borrower pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

(i)            PATRIOT Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) in each case if requested by such Lender (such satisfaction to be evidenced by each Lender’s execution of this Agreement).

(j)            Coke Contract.  The Lenders shall have received a copy of the Coke Beverage Marketing Agreement, together with a certificate of a Responsible Officer of the Borrower certifying such document as being a true, correct, and complete copy thereof.

(k)           Legal Opinion.  The Lenders shall have received the executed legal opinion of Holme Roberts & Owen LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit H-1.

(l)            Subordination Agreement.  The Lenders shall have received satisfactory evidence that the Subordination Agreement shall have been duly executed and delivered by all parties thereto.

(m)          Independent Committee Approval.  The Lenders shall have received a copy of resolutions of the committee of the board of directors of the Borrower consisting of directors not affiliated with the Lenders that approve the Loan Documents.

5.2                   Conditions to the Borrowing Date.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior or concurrently with the making of such extension of credit on the Borrowing Date, of the following conditions precedent:

(a)           Guarantee and other Agreements.  The Lenders shall have received (i) the Guarantee Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (ii) the First Lien Documents (except to the extent previously delivered pursuant to Section 5.1(b) above) and (iii) the Second Lien Documents (except to the extent previously delivered pursuant to Section 5.1(b) above).

(b)           First Lien Loans and Second Lien Loans.  The Borrower shall have received at least $80,000,000 in gross proceeds from borrowings of the First Lien Loans under the First Lien Credit Agreement and (ii) $65,000,000 in gross cash proceeds from borrowings of the Second Lien Loans under the Second Lien Credit Agreement.

(c)           Existing Credit Facility.  (i) The Lenders shall have received or shall concurrently receive satisfactory evidence that the Existing Credit Facility shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(d)           The Senior Notes.  (i) The Lenders shall have received or shall concurrently receive satisfactory evidence that the redemption price for all Senior Notes outstanding on the Borrowing Date has been irrevocably deposited with the trustee for the Senior Notes and the Borrower shall have discharged its obligations under the related indenture (except for obligations that by the terms thereof survive) and all amounts otherwise due and payable thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(e)           Solvency Certificate.  The Lenders shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit I.

(f)            Insurance.  The Lenders shall have received insurance certificates satisfying the requirements of Section 4.2 of the Guarantee Agreement.

(g)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material aspects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of such date as if made on and as of such date, except to the extent such representations and warranties related solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material aspects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of such earlier date.

(h)           No Default.  No Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans to be made on such date.

(i)            Legal Opinions.  The Lenders shall have received (i) the executed legal opinion of local counsel in New Jersey and of such other special and local counsel as may be reasonably required by the Lenders, in a form satisfactory to the Lenders, and (ii) the executed legal opinion of Holme Roberts & Owen LLP, counsel to the Borrower and its Subsidiaries, regarding the Guarantee Agreement, in a form satisfactory to the Lenders.

SECTION 6.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1                   Financial Statements.  Furnish to each Lender:

(a)           as soon as available, but in any event within 90 days (or such earlier date specified for the filing of annual reports on Form 10-K under Section 13 of the Exchange Act) after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing; and

(b)           as soon as available, but in any event not later than 45 days (or such earlier date specified for the filing of quarterly reports on Form 10-Q under Section 13 of the Exchange Act) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects (subject to normal year-end audit adjustments and the absence of footnotes, in each case if applicable), and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered to the Lenders on the date on which the Borrower provides written notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at http://www. nwrgi.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice).  Information required to be delivered pursuant to this Section 6.1 may also be delivered by electronic communication pursuant to procedures approved by the Required Lenders pursuant to Section 9.2.

6.2                   Certificates; Other Information.  Furnish to each Lender:

(a)           concurrently with the delivery of any financial statements pursuant to Section  6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)           if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(c)           no later than ten Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Series Z Preferred; and

(d)           within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC.

6.3                   Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or to the extent failure to pay, discharge or satisfy such obligations could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.4                   Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                   Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6                   Notices.  Promptly give notice to each Lender of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case has a reasonable likelihood of being adversely determined and, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting any Group Member (i) in which the amount involved is $3,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)           the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)           any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.7                   Environmental Laws.

(a)           Comply in all material respects with, and take all commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.8                   Further Assurances.  Upon the exercise by any Lender of any power, right, privilege or remedy expressly provided pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 7.

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries (or in the case of Section 7.17, Inactive Subsidiaries) to, directly or indirectly:

7.1                   Consolidated Leverage Ratio.  At any time after the payment in full of the First Lien Loans and Second Lien Loans and any Permitted Refinancing Indebtedness in respect thereof, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
March 31, 2006	5.75 to 1:00
June 30, 2006	5.75 to 1:00
September 30, 2006	5.75 to 1:00
December 31, 2006	5.50 to 1:00

Fiscal Quarter	Consolidated Leverage Ratio
March 31, 2007	5.25 to 1:00
June 30, 2007	5.25 to 1:00
September 30, 2007	5.00 to 1:00
December 31, 2007	4.75 to 1:00
March 31, 2008	4.50 to 1:00
June 30, 2008	4.50 to 1:00
September 30, 2008	4.25 to 1:00
December 31, 2008	4.25 to 1:00
March 31, 2009	4.00 to 1:00
June 30, 2009	4.00 to 1:00
September 30, 2009	3.75 to 1:00
December 31, 2009	3.75 to 1:00
March 31, 2010	3.75 to 1:00
June 30, 2010 and each fiscal quarter thereafter	3.50 to 1:00

7.2                   Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness of any Loan Party under the First Lien Documents, the Second Lien Documents and any Permitted Refinancing Indebtedness in respect thereof, provided that the aggregate principal amount of such Indebtedness may not exceed $180,000,000 at any time outstanding, and may not be reborrowed after repayment thereof except for $25,000,000 of Revolving Commitments (as defined in the First Lien Credit Agreement);

(c)           Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any other Foreign Subsidiary and (iv) to the extent permitted by Section 7.7(j), of any Foreign Subsidiary to the Borrower or any Subsidiary Guarantor;

(d)           Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of (i) obligations of the Borrower, any Subsidiary Guarantor and, to the extent permitted by Section 7.7(j), of any Foreign Subsidiary and (ii) operating lease obligations of the Borrower or any such Subsidiary assumed by a third party in connection with a store closure or conversion, in each case consistent with past practice;

(e)           Indebtedness and Guarantee Obligations outstanding on the date hereof and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(f)            Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $3,600,000 at any one time outstanding to the extent the terms of such Indebtedness do not prohibit the Borrower from complying with its obligations under Sections 3.2 and 3.3, other than any such prohibitions under the terms of the Subordination Agreement, as may be amended from time to time (including any replacement subordination agreement, with substantially similar or lesser prohibitions relating to the ability of the Borrower to comply with Sections 3.2 or 3.3, that is executed by the Lenders);

(g)           Indebtedness of the Borrower in respect of the Series Z Preferred and any Replacement Equity consisting of preferred stock of the Borrower;

(h)           Hedge Agreements permitted under the First Lien Documents or by the documents evidencing Permitted Refinancing Indebtedness in respect thereof;

(i)            until the Borrowing Date, (i) Indebtedness of the Borrower in respect of the Existing Credit Facility and the Senior Notes and (ii) Guarantee Obligations of any Subsidiary in respect of such Indebtedness;

(j)            Indebtedness resulting from (A) surety and appeal bonds incurred in the ordinary course of business and (B) the honoring of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business so long as, in the case of this clause (B), such Indebtedness is repaid within three Business Days;

(k)           Indebtedness in respect of the “Advance” or similar advances (including advances made subsequent to the Closing Date) under the Coke Beverage Marketing Agreement (as in effect on the date hereof) and up to $1,200,000 in additional outstanding advances under the Coke Beverage Marketing Agreement; and

(l)            additional Indebtedness of the Borrower or any of its Subsidiaries (not otherwise permitted under this Section 7.2) in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $6,000,000 at any one time outstanding to the extent the terms of such Indebtedness do not prohibit the Borrower from complying with its obligations under Sections 3.2 and 3.3, other than any such prohibitions under the terms of the Subordination Agreement, as may be amended from time to time (including any replacement subordination agreement, with substantially similar or lesser prohibitions relating to the ability of the Borrower to comply with Sections 3.2 or 3.3, that is executed by the Lenders).

7.3                   Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes not yet due or that are being contested or disputed in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, replevin bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           zoning restrictions, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business utilizing the property subject to such encumbrances and restrictions;

(f)            Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than accrual of interest, fees and costs in accordance with the terms thereof);

(g)           Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased (other than accrual of interest, fees and costs in accordance with the terms thereof);

(h)           judgment Liens in respect of judgments not constituting Events of Default under Section 8.1(h) so long as (A) such judgment Liens are released within 90 days after the entry thereof or (B) the aggregate amount covered by all such judgment Liens does not exceed $3,000,000 at any time;

(i)            Liens on the Collateral securing the Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(b);

(j)            any interest or title of a lessor or any lessor’s lender under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k)           Liens not otherwise permitted by this Section 7.3 so long as (i) the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1,200,000 at any time and (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets encumbered thereby does not exceed (as to the Borrower and all Subsidiaries) $1,800,000 at any one time;

(l)            Liens existing on fixed or capital assets at the time of the acquisition thereof by the Borrower or any Subsidiary, provided, that (x) neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets thereto exceeds (as to the Borrower and all Subsidiaries) $1,200,000 at any one time, (y) such Liens were not created in connection with or in contemplation of such acquisition and (z) such Liens do not cover any additional property and the obligations secured thereby are not increased;

(m)          Liens resulting from the granting of licenses in the ordinary course of business to any Person to use any Intellectual Property; and

(n)           until the Borrowing Date, Liens securing Indebtedness of the Borrower or any of the Subsidiary Guarantors in respect of the Existing Credit Facility, the Senior Notes and any Guarantee Obligations of any Subsidiary in respect of such Indebtedness.

7.4                   Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 7.7(j), with or into any Foreign Subsidiary;

(b)           (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, to the extent permitted by Section 7.7(j), any Foreign Subsidiary and (ii) following the Disposition of all of its assets in accordance with clause (i) above such Subsidiary may liquidate, wind up or dissolve;

(c)           any Subsidiary may merge with another Person to effect a transaction permitted under Section 7.7(j); and

(d)           transactions permitted under Section 7.5 shall be permitted.

7.5                   Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition (including abandonment of Intellectual Property) of obsolete or worn out property or of property no longer useful or used in the Borrower’s or any of the Subsidiaries’ business, in each case, in the ordinary course of business, whether now owned or hereafter acquired;

(b)           the sale of inventory in the ordinary course of business;

(c)           Dispositions permitted by Section 7.4(b);

(d)           the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e)           the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof;

(f)            the Disposition of the Capital Stock or the assets of Manhattan Bagels Company, Inc., provided that the consideration received in any such Disposition shall be in an amount at least equal to the fair market value of such Property;

(g)           the Disposition of assets of the New World Coffee business and the Capital Stock or assets of Chesapeake Bagel Franchise Corp.;

(h)           subleases, licenses, franchises and dispositions or cancellations of leases, licenses or franchise agreements in the ordinary course of business; and

(i)            the Disposition of other property for consideration not to exceed $6,000,000 in the aggregate for any calendar year of the Borrower.

7.6                   Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock, or options, warrants or other rights to purchase common stock, of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; and

(b)           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers, consultants or employees of any Group Member upon the death, disability or termination of employment of such officer, consultant or employee, provided, that the aggregate amount of payments hereunder after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $1,200,000.

7.7                   Investments.  Make any advance, loan or extension of credit (by way of guaranty or otherwise) to any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in cash and Cash Equivalents;

(c)           Guarantee Obligations permitted by Section 7.2;

(d)           loans and advances to officers, directors, consultants, employees of any Group Member of the Borrower in the ordinary course of business (including for indemnification, travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $600,000 at any one time outstanding;

(e)           Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by Section 7.5(e).

(f)            intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or (ii) any Foreign Subsidiary in any Foreign Subsidiary;

(g)           Investments resulting from payments required under Hedge Agreements permitted under Section 7.11;

(h)           Investments resulting from non-cash consideration received in connection with Asset Sales so long as the aggregate outstanding amount of such Investments does not exceed $9,000,000 at any time;

(i)             loans to franchisees and area developers in an amount not to exceed $300,000 in any fiscal year and (ii) existing loans to franchisees not to exceed $300,000 in the aggregate;

(j)            in addition to Investments otherwise expressly permitted by this Section 7.7, Investments (including Acquisitions) by the Borrower or any of its Subsidiaries in an aggregate principal amount outstanding (valued at cost) not to exceed at any one time the sum of (i) $1,200,000 plus (ii) the product of (x) $1,200,000 and (y) the number of calendar years ended after the Closing Date.

(k)           deposits permitted by Section 7.3(d);

(l)            any Capital Expenditure; and

(m)          any Permitted Refinancing Indebtedness used to refinance or prepay the First Lien Loans or Second Lien Loans.

7.8                   Optional Payments and Modifications of Certain Debt Instruments.

(a) Make or offer to make any optional or voluntary payment, optional or voluntary prepayment, optional or voluntary repurchase or optional or voluntary redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Series Z Preferred or any Replacement Equity (other than with the Net Cash Proceeds of any Replacement Equity that is not required to prepay the Loans hereunder), or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Series Z Preferred or any Replacement Equity consisting of preferred stock (other than any such amendment, modification, waiver or other change that (A) would extend or eliminate the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (B) does not involve the payment of a consent fee other than any consent fees paid in connection with the extension of the scheduled redemption date in an aggregate amount not exceeding $250,000).

7.9                   Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise not prohibited under this Agreement, and (b) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10                 Sale and Leasebacks.Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.11                 Hedge Agreements.  Enter into any Hedge Agreement, except Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates from floating to fixed rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.12                 Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31st (subject to Section 1.2(f)) or change the Borrower’s method of determining fiscal quarters; provided, that, with the prior written consent of the Required Lenders (such consent not to be unreasonably withheld), the Borrower may change its fiscal year-end, provided, that, in connection with such change, no fiscal year may include more than five fiscal quarters without the prior written consent of the Required Lenders.

7.13                 Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents, (b) the First Lien Documents, (c) the Second Lien Documents, (d) any provisions in any Permitted Refinancing Indebtedness so long as such provisions are no more restrictive than the provisions in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, (e) any agreements governing any utility bonds, industrial revenue or development bonds, purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) (f) until the Borrowing Date, the Existing Credit Facility and the Senior Notes, (g) restrictions on assets subject to agreements for permitted Dispositions under Section 7.5  (such restrictions to be limited to the assets subject to such Dispositions) and (h) restrictions in lease agreements restricting the Group Members from assigning or pledging their rights under such lease agreements.

7.14                 Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower,

(b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) the First Lien Documents, (iii) the Second Lien Documents and any provisions in any Permitted Refinancing Indebtedness so long as such provisions are no more restrictive than the provisions in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (v) until the Borrowing Date, the Existing Credit Facility and the Senior Notes.

7.15                 Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.16                 Amendments, Modifications and Supplements to the First Lien Documents and the Second Lien Document.  Amend, modify or supplement the First Lien Documents, the Second Lien Documents or any Permitted Refinancing Indebtedness if such amendment, modification or supplement prohibits the Borrower from complying with its obligations under Sections 3.2 and 3.3 other than any such prohibitions under the terms of the Subordination Agreement, as may be amended from time to time (including any replacement subordination agreement, with substantially similar or lesser prohibitions relating to the ability of the Borrower to comply with Sections 3.2 or 3.3, that is executed by the Lenders).

7.17                 Inactive Subsidiaries.  With respect to Inactive Subsidiaries, (a) engage in an active business or (b) except as disclosed on Schedule 4.20 own any property or assets or incur, directly or indirectly, liabilities or obligations in excess of $100,000 in the aggregate.

SECTION 8.

EVENTS OF DEFAULT

8.1                   Events of Default  If any of the following events (the “Events of Default”) shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.5(b), Section 6.6(a) or Section 7 of this Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Required Lenders; or

(e)           any Group Member (other than an Inactive Subsidiary) (i) defaults in making any payment of any principal of any Indebtedness (including the First Lien Loans, the Second Lien Loans and any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement (including the First Lien Credit Agreement and the Second Lien Credit Agreement) evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to result in, whether by election of the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or otherwise, such Indebtedness becoming due prior to its stated maturity or becoming subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (a “Cross Acceleration”); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $3,000,000 (it being understood that the references to clause (iii) in this proviso only address a default or event or condition that results in a Cross Acceleration); or

(f)            (i) any Group Member (other than an Inactive Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Inactive Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than an Inactive Subsidiary)

any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than an Inactive Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Inactive Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i)  any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $3,000,000 or more, which such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)            after the Borrowing Date, the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loan Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default and such Event of Default is in existence, upon written request of the Required Lenders, by notice to the Borrower, the Required Lenders may declare all of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 8.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.2                   Application of Funds.  After the exercise of remedies provided for in this Article 8 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.1), any amounts received by the Lenders on account of the Outstanding Amount shall be applied by each Lender in the following order:

First, to payment of that portion of the Outstanding Amount constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel);

Second, to payment of that portion of the Outstanding Amount constituting accrued and unpaid interest;

Third, to payment of that portion of the Outstanding Amount constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Outstanding Amount has been indefeasibly paid in full, to the Borrower or as otherwise required by law.

8.3                   Several Obligations; No Liability.  Any and all obligations on the part of the Lenders to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Loan Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Loan Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Assignees of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Assignee of any other Lender.  No Lender shall have any liability for the acts of any Lender.  No Lender shall be responsible to the Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Loan Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

SECTION 9.

MISCELLANEOUS

9.1                   Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby;

(ii)           release all or substantially all of the Subsidiary Guarantors from their obligations in respect of the Loans, in each case without the written consent of all the Lenders;

(iii)          eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender;

(iv)          reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; or

(v)           reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of all the Lenders party hereto.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders and all future holders of the Loans.  In the case of any waiver, the Loan Parties and the Lenders shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2                   Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	New World Restaurant Group, Inc.
1687 Cole Boulevard
Golden, CO 80401
	Attention:	Richard P. Dutkiewicz, Chief
Financial Officer
	Telecopy:	(303)568-8402
	Telephone:	(303) 568-8004

Greenlight Capital, L.P.:	c/o Greenlight Capital, Inc.
140 East 45th Street, 24th Floor
New York, NY 10017
	Attention:	General Counsel
	Telecopy:	(212) 973-9219
	Telephone:	(212) 973-1900

Greenlight Capital Qualifed, L.P.:	c/o Greenlight Capital, Inc.
140 East 45th Street, 24th Floor
New York, NY 10017
	Attention:	General Counsel
	Telecopy:	(212) 973-9219
	Telephone:	(212) 973-1900

provided that any notice, request or demand to or upon any Lender shall not be effective until received by such Lender nor shall any party that is no longer a Lender be entitled to any further notices under this Agreement except to the extent provided otherwise in this Agreement.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lenders; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the applicable Lender.  The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3                   No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4                   Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5                   Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Lenders for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Lenders and filing and recording fees and expenses, with statements with respect to the foregoing initially expected (assuming the Closing Date occurs) to be submitted to the Borrower prior to the Borrowing Date (in the case of amounts to be paid on the Borrowing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Lenders shall deem appropriate, (b) to pay or reimburse each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender, (c) to pay, indemnify, and hold each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5 shall be payable not later than ten days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Chief Financial Officer (Telephone No. (303) 568-8004) (Telecopy No. (303) 568-8402), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Lenders.  The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6                   Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of all Lenders (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6.  Notwithstanding anything in this Section 9.6 to the contrary, no Lender shall have the ability to assign any of its obligations under Section 2.1.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (any such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Sections 8(a) or 8(f) has occurred and is continuing, any other Person;

(ii)  Assignments shall be subject to the following conditions: (a) except in the case of an assignment to a Lender, an affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment is delivered to the other Lenders) shall not be less than $1,000,000 and, after giving effect thereto, the assigning Lender (if it shall retain any Loans) shall have Loans aggregating at least $1,000,000, unless the Borrower otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates, if any, and (b) the parties to such Assignment and Assumption shall deliver to the Borrower and the other remaining Lenders an executed Assignment and Assumption and an executed Lender’s Addendum.

(iii)          From and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6 and 9.14).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this Section 9.6.

(c)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender and this Section 9.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(d)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (c) above.

9.7                   Adjustments; Set off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Outstanding Amount owing to it under the Loan Documents, in a greater proportion than any such payment to any other Lender, if any, in respect of the Outstanding Amount under the Loan Documents owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Outstanding Amount under the Loan Documents owing to each such other Lender, as shall be necessary to cause such Benefited Lender to share the excess payment with each of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Section 8.1(a) hereof, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8                   Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

9.9                   Severability.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

9.10                 Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  Each Lender is authorized to enter into the Subordination Agreement and hereby approves and agrees to be bound by the terms of the Subordination Agreement.

9.11                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12                 Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, located in the City or County of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Lenders shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

9.13                 Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           no Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14                 Confidentiality.  The Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the Lenders in a confidential manner, and shall not be disclosed by the Lenders to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to any Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and that any such disclosing Lender shall be responsible for the compliance of such person with this Section 9.14), (b) to Subsidiaries and Affiliates of any Lenders, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 9.14, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in writing in advance by the Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 9.14, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  Each Lender agrees that in the event such Lender is requested or required to disclose such information pursuant to clause (a) or (d) above, such Lender shall, to the extent practicable, provide the Borrower with notice of any such request or requirement.  The provisions of this Section 9.14 shall survive for 2 calendar years after the payment in full of the Loans.

9.15                 WAIVERS OF JURY TRIAL.  THE BORROWER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.16                 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Outstanding Amount by the Borrower or the transfer to the Lenders of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lenders are required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of their respective counsel, then, as to any Voidable Transfer, or the amount thereof that the Lenders are required or elect to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lenders related thereto, the liability of the Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW WORLD RESTAURANT GROUP, INC.

By:	/s/ Paul J.B. Murphy, III
Paul J.B. Murphy, III
President and Chief Executive Officer

GREENLIGHT CAPITAL, L.P

By:	Greenlight Capital, L.L.C.
its general partner

	By:	/s/ David Einhorn
David Einhorn
Senior Managing Member

GREENLIGHT CAPITAL QUALIFIED, L.P.

By:	Greenlight Capital, L.L.C.
its general partner

	By:	/s/ David Einhorn
David Einhorn
Senior Managing Member

Signature Page to the Credit Agreement

Annex 1

Loan Commitments

Lender	Loan Commitment

Greenlight Capital, L.P.	$18,951,562

Greenlight Capital Qualified, L.P.	$5,423,438

Total:	$24,375,000